EXHIBIT F-1

May 15, 2002



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

         Re:      Cinergy Corp. et al./File No. 70-8933

Ladies and Gentlemen:

         I am Senior Counsel for Cinergy Corp. ("Cinergy"), a Delaware corporation and registered holding company under the Public Utility Holding Company Act of 1935, as amended (the "Act"). This opinion letter is an exhibit to the certificate filed today in the above docket by Cinergy Services, Inc. pursuant to Rule 24 under the Act.

         In connection with this opinion letter, I have reviewed the Application-Declaration on Form U-1 as amended filed in the above docket (the "Application") by Cinergy together with Cinergy Investments, Inc. and Cinergy Services, Inc., each a Delaware corporation and wholly-owned subsidiary of Cinergy (the "Applicants"). In addition, I have reviewed such other documents, including the Commission's order dated February 7, 1997 (HCAR No. 26662) with respect to the transactions proposed in the Application (the "Proposed Transactions"), and made such other investigation as I consider appropriate.

         Based on the foregoing and subject to the other paragraphs hereof, I express the following opinions:

1. All state laws applicable to the Proposed Transactions have been complied with.

2.       Each Applicant is validly organized and duly existing.

3. Any equity security issued by any Applicant in connection with the Proposed Transactions was validly issued, fully paid and non-assessable, each holder thereof being entitled to the rights and privileges appertaining thereto set forth in the relevant charter or other document.

4. Any debt security issued by any Applicant in connection with the Proposed Transactions is a valid and binding obligation of the issuer thereof.

5. Any securities (debt or equity ) acquired by any Applicant in connection with the Proposed Transactions were legally acquired.

6. The consummation of the Proposed Transactions did not violate the legal rights of the holders of any securities issued by Cinergy or any associate company thereof.

7. The Proposed Transactions were carried out in accordance with the Application.

         I am admitted to the Bar of the State of Ohio. The foregoing opinions are limited to the laws of the State of Ohio and the Delaware General Corporation Law.

         I hereby consent to the Commission's use of this opinion letter in connection with this filing. This opinion letter may not be used for any other purpose or relied on by or furnished to any other party without my prior written consent.

                                                     Very truly yours,




                                                     /s/George Dwight II